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                                                                    Exhibit 99.1




FOR IMMEDIATE RELEASE

Contact:                                       Joel Kanter
Tony Schor                                     Chief Executive Officer
Investor Awareness, Inc.                       Walnut Financial Services, Inc.
847-945-2222                                   703-448-3771

                   WALNUT FINANCIAL SERVICES, INC. ANNOUNCES
                       COMMENCEMENT OF PRIVATE OFFERING

Vienna Virginia - November 6, 1997 -- WALNUT FINANCIAL SERVICES, INC. (NASDAQ:
WNUT) announced that it has commenced a private offering of its securities soley to accredited investors. Walnut Financial is offering a minimum of 50, and a maximum of 80, Units, with each Unit consisting of 50,000 shares of Common
Stock and 35,000 Class A Warrants.  The offering price for each Unit is
$50,000. Each Class A Warrant included in the Units is exercisable for one share of Common Stock at an exercise price of $1.50. The Class A Warrants will expire in October 2002. The closing of the offering is contingent upon, among other things, receipt of stockholder approval.

According to Joel S. Kanter, Chief Executive Officer of Walnut Financial Services, Inc., "The primary purpose of this private placement offering is to assist us in continuing with our investment and acquisition program."

Such securities have not been and will not be registered under the Securities Act of 1933, as amended (the "Act"), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Walnut Financial Services, Inc. is a publicly-held company with three subsidiaries (Walnut Capital Corp., Walnut Funds, Inc., and Universal Bridge Fund, Inc.), which has made equity and debt investments in over 150 portfolio companies. Currently, Walnut Financial is seeking acquisitions in a variety of financial services arenas including accounts receivable factoring, asset-based lending, equipment leasing, mezzanine lending, and others, in addition to seeking to add to its investments in small and medium sized businesses.


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